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                                                                 Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 23, 2006, relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of the Bjurman, Barry Micro-Cap Growth Fund, Bjurman, Barry Mid Cap Growth Fund, and Bjurman, Barry Small Cap Growth Fund (the "Funds"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, CA
July 24, 2006